Exhibit 99(p)

Effective April 1, 2017

Code of Ethics
Personal Securities Transaction Policy

FIRST EAGLE INVESTMENT MANAGEMENT, LLC

FEF DISTRIBUTORS, LLC

and

FIRST EAGLE FAMILY OF FUNDS

TABLE OF CONTENTS

I.	GENERAL POLICY STATEMENT	3

	Standards of Conduct	3

II.	CATEGORIES OF COVERED PERSONS	4

III.	EXEMPT SECURITIES	5

IV.	PRE-CLEARANCE EXEMPTIONS	6

V.	PRE-CLEARANCE PROCEDURES	7

	A. Personal Trading System	7

	B. How Long Are Approvals Effective?	8

	C. Special Pre-Clearance Requirements	8

VI.	BLACKOUT PERIODS – CLIENT TRADES	8

	A. Blackout Periods	9

	B. De Minimis Transactions	9

VII.	BLACKOUT PERIODS – FIRST EAGLE FUNDS	10

VIII.	SHORT-TERM TRADING IN OPEN-END MUTUAL FUNDS	11

IX.	BAN ON SHORT-TERM TRADING PROFITS	11

X.	RESTRICTED/WATCH LISTS	12

XI.	PUBLIC OFFERINGS	12

XII.	PRIVATE PLACEMENTS	13

XIII.	REPORTABLE ACCOUNTS	14

	A. Accounts Required to be Reported	14

	B. Reporting of Transactions - Designated Broker-Dealers	15

	C. Reporting of Transactions - Non-Designated Broker-Dealers	15

XIV.	REPORTING AND CERTIFICATION REQUIREMENTS	16

XV.	EXEMPTIONS FROM THIS POLICY	17

XVI.	CONSEQUENCES OF VIOLATIONS OF THIS POLICY	18

XVII.	REPORTING OF VIOLATIONS	18

XVIII.	QUESTIONS CONCERNING THIS POLICY	18

XIX.	CODE OF ETHICS CONTACT INFORMATION	18

XX.	DEFINITIONS	19

Code of Ethics

Personal Securities Transactions Policy

I.	GENERAL POLICY STATEMENT

Standards of Conduct

Each officer, director, employee and Temporary Employee (each, a “Covered Person”) of First Eagle Investment Management, LLC, FEF Distributors and the First Eagle Funds is subject to this Code of Ethics. First Eagle Investment Management, LLC (“FEIM” or the “firm”) has a fiduciary duty to its Advisory Clients, including the First Eagle Funds advised by FEIM (collectively, “Clients”), that requires Covered Persons to act in the best interest of Clients. As a firm, and as individuals, it must be understood that Clients always come first and that any abuse of the positions of trust and responsibility placed in the firm by Clients will not be tolerated. Furthermore, Covered Persons are obligated to avoid any action or activity that could produce conflicts between their own personal interests and those of Clients. To this end, each Covered Person must act with honesty, integrity, and high ethical standards deserving of Clients’ trust. Covered Persons must exercise reasonable care and professional judgment to avoid engaging in actions that put First Eagle’s image or reputation at risk.

At all times, Covered Persons must:

1.	Place the interests of Clients ahead of their personal interests;

2.	Not take inappropriate advantage of their positions;

3.	Conduct all personal securities transactions in full compliance with the letter and spirit of the Code of Ethics and the Insider Trading Policy;

4.	Avoid any actual or potential conflicts of interest or any abuse of their positions of trust and responsibility; and

5.	Comply with all applicable securities laws.

While First Eagle encourages Covered Persons and their families to develop personal investment programs, they must not take any action in connection with their personal investments that could cause the appearance of unfairness or impropriety. Accordingly, Covered Persons must follow the policies set forth below with respect to personal trading. All Covered Persons must comply with the Code of Ethics – adherence to the Code of Ethics is a basic condition of employment. Covered Persons are required to promptly report any violation of this Code of Ethics of which they become aware, whether their own or another Covered Person’s, to FEIM’s Chief Compliance Officer (“CCO”) or designee. Reports of ethical concerns or

A glossary of certain terms contained within this Policy is set forth in the “Definitions” section at the end of this document for reference.

Code of Ethics violations by others may also be made on a confidential, anonymous basis via the internet at www.feim.ethicspoint.com or via phone at (855) 325-9019.

Application of the Code of Ethics to Disinterested Directors

Disinterested Directors of the First Eagle Funds are only subject to the reporting requirement in Section XIV of the Code of Ethics. Disinterested Directors are not subject to other provisions of the Code of Ethics but are subject to the requirements of the Federal Securities Laws and other applicable laws, such as the prohibition on trading in securities of an issuer while in possession of material non-public information.

II.	CATEGORIES OF COVERED PERSONS

Different requirements and limitations on Covered Persons are based on their activities and roles within First Eagle. Covered Persons are assigned to one of the categories listed below.

Please note that a Covered Person’s category under this Policy may change if their position within First Eagle changes or if they are transferred to another department or to an affiliated company. It is the Covered Person’s obligation to notify the Legal and Compliance Department of changes to their position. Legal and Compliance will review the status and will notify the Covered Person in the event that their category changes. If there are any questions regarding a Covered Person’s category, please contact Legal and Compliance.

ACCESS PERSON:

An Access Person is any Covered Person who satisfies the definition of “Access Person” defined in Rule 204A-1(e)(1) under the Advisers Act and/or with respect to a First Eagle Fund as defined in Rule 17j-1(a)(1) under the 1940 Act. An Access Person generally includes any Covered Person who:

1.	has access to non-public information regarding any Client’s purchase or sale of Securities;

2.	has access to non-public information regarding Clients’ portfolio holdings;

3.	is involved in making Securities recommendations to Clients; 4. has access to Securities recommendations to Clients that are non-public; or

4.	has access to Securities recommendations to Clients that are non-public; or

5.	is an Investment Person as defined below.

INVESTMENT PERSON:

An Investment Person is an Access Person who, in connection with his/her regular functions and duties:

1.	makes, or participates in making, recommendations regarding the purchase or sale of Securities on behalf of any client;

2.	provides information or advice with respect to a purchase or sale of Securities to a portfolio manager; or

3.	helps execute a portfolio manager’s investment recommendations.

Generally, Investment Persons include, but are not limited to, portfolio managers, research analysts and traders.

NON-ACCESS PERSON:

A Non-Access Person is any Covered Person of First Eagle who does not satisfy the definition of Access Person above. Non-Access Persons, who are not Temporary Employees, are subject to the following sections of this policy:

1.	Blackout Periods – the First Eagle Funds;

2.	Public Offerings;

3.	Private Placements; and

4.	Reporting and Certification Requirements – Non-Access Persons.

Temporary Employee:

A Temporary Employee’s status is determined upon the start of his/her assignment with First Eagle. If a Covered Person hires a Temporary Employee, the Covered Person is required to notify the Human Resources Department and the Legal and Compliance Department. Temporary Employees designated as Non-Access Persons are only subject to certain provisions of the Code of Business Conduct, as outlined above. Temporary Employees designated as Access Persons or Investment Persons are subject to both the Code of Business Conduct and the Code of Ethics (together, the “Code”), including the provisions applicable to Access Persons or Investment Persons under this Policy. Temporary Employees who work at First Eagle for more than 120 days may be subject to pre-clearance and reporting requirements and may be subject to other Code requirements as determined by the CCO.

In addition, any Covered Person may be designated an Access Person or an Investment Person by Legal and Compliance and, if so, shall comply with this Policy according to such designation.

III.	EXEMPT SECURITIES

SEC Rule 204A-1 treats all Securities as “Reportable Securities” with certain limited exceptions enumerated below. As a result, this Policy does not apply to any of the following types of Securities or instruments (“Exempt Securities”).

1.	Direct obligations of the United States Government, such as Treasury Notes, Treasury Bonds, Treasury Bills and U.S. Savings Bonds.

2.	Money market instruments, bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements.

3.	Shares of unaffiliated open-end mutual funds. Caution: Shares of the First Eagle Funds or mutual funds sub-advised by First Eagle are not Exempt Securities and must be reported.

4.	Shares of unit investment trusts that are invested exclusively in unaffiliated open-end mutual funds.

Covered Persons may engage in transactions in any Exempt Security without pre-clearing or reporting any such transactions.

IV.	PRE-CLEARANCE EXEMPTIONS

The following types of transactions are not subject to the pre-clearance requirements of this Policy. Covered Persons are not required to pre-clear transactions for which they do not exercise investment discretion at the time of the transactions (“non-volitional transactions”) and certain other automated transactions. The transactions listed below are, however, required to be reported through trade confirmations and/or account statements, unless noted otherwise.

1.	Purchases and sales of the First Eagle Funds. While First Eagle Funds are not subject to pre-clearance, please refer to Section VIII entitled “Short Term Trading in Open-End Mutual Funds.”

2.	Transactions in Securities made in an account that is fully managed by a third party. Note: The Covered Person must submit documents demonstrating that the fiduciary has full discretion over the relevant account and the Covered Person is required to complete and sign an initial and then annual discretionary attestations.

3.	Purchases and sales of Securities in accordance with a pre-set amount or pre-determined schedule effected through an automatic investment plan or dividend reinvestment plan (DRIP). This includes the automatic reinvestment of dividends, income or interest received from a Security in such plans or any other type of account. Note: The purchase or sale of Securities outside of a pre-set amount and/or pre-determined schedule in such plans is subject to pre-clearance and reporting.

4.	Purchases of Securities by exercise of rights issued to the holders of a class of Securities pro rata, to the extent they are issued with respect to Securities of which a Covered Person has Beneficial Ownership.

5.	Acquisitions or dispositions of Securities as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to holders of a class of Securities of which a Covered Person has Beneficial Ownership.

6.	The automatic exercise or liquidation by an exchange of an in-the-money derivative instrument upon expiration, the delivery of Securities pursuant to a written option that is exercised against a Covered Person and the assignment of options.

7.	Purchases or sales of unaffiliated broad based market exchange traded funds (“BB ETFs”). Information pertaining to BB ETF’s is posted under PTA Quicklinks. Transactions in all other ETFs, including industry or sector based funds, must be pre-cleared.

8.	Purchases and sales of open-end mutual funds and variable insurance products, including funds organized outside the U.S. with a structure similar to that of open-end mutual funds that are not managed by First Eagle.

9.	Transactions in 529 College Savings Plans.

10.	Gifts of Securities received if the Covered Person does not control the timing of the gift.

V.	PRE-CLEARANCE PROCEDURES

Access Persons and Investment Persons are required to obtain pre-approval for personal trades in accordance with specific procedures as described below. Note: Access Persons and Investment Persons must pre-clear Securities transactions in which they have Beneficial Ownership.

Failure to adhere to the following pre-clearance requirements is a serious breach of this Policy and may be considered a violation. In the event that a Covered Person fails to pre-clear a transaction, they may be required to cancel, liquidate or otherwise unwind their trade and/or disgorge any profits realized in connection with the trade. Please refer to the section “Consequences of Violations of this Policy” for further information regarding violations.

A. Personal Trading System

Access Persons and Investment Persons are required to pre-clear all personal transactions in Securities through the personal trading system, with the exception of (i) transactions in Exempt Securities; and (ii) transactions listed under Pre-Clearance Exemptions.

Upon submitting a pre-clearance request through the personal trading system, a Covered Person will receive an approval or denial message in connection with their request. Although First Eagle retains records of all electronic pre-clearance requests, it is recommended that the Covered Person print and retain copies for their records. A link to the personal trading system can be found via the First Eagle Intranet.

B. How Long Are Approvals Effective?

Pre-clearance approvals for Securities traded in the local market or exchange of a Covered Person’s country of residence are effective until the close of business on the day that a pre-clearance request has been approved. Pre-clearance approvals for Securities traded outside the local market or exchange of a Covered Person’s country of residence are effective until the close of business on the business day following approval of a pre-clearance request. To make any modification to a previously pre-cleared trade request (for instance, date of execution or share quantity), a Covered Person must submit and receive approval of a new pre-clearance request.

C. Special Pre-Clearance Requirements

Covered Persons may be subject to special pre-clearance requirements either in addition to, or in place of, those pre-clearance requirements described in this section. Such requirements may be necessary due to the risks presented by a particular position held within First Eagle. In such cases, the Legal and Compliance Department will notify Covered Persons of any special pre-clearance requirements.

VI.	BLACKOUT PERIODS – CLIENT TRADES

Potential conflicts of interest are of particular concern when an Access Person or Investment Person buys or sells a Security at or near the same time as First Eagle buys or sells that Security or an Equivalent Security for Clients. The potential appearance of impropriety in such cases is particularly severe if the Access Person or Investment Person acts as the portfolio manager or in another investment-related capacity for the Clients in question.

To reduce the potential for conflicts of interest and the potential appearance of impropriety that can arise in such situations, this Policy prohibits Access Persons and Investment Persons from trading during certain periods before and after trading on behalf of Clients. The period during which personal securities transactions are prohibited is commonly referred to as a “blackout period.” The applicable blackout period depends on (i) whether a transaction is classified as a De Minimis Transaction, as defined below; and (ii) whether the potential investor is an Access Person or an Investment Person.

First Eagle recognizes that the application of a blackout period during the period prior to Client transactions may result in inadvertent violations of this Policy from time to time. Covered Persons should consider carefully the potential consequences of the applicable blackout period before engaging in personal securities transactions in Securities or Equivalent Securities which First Eagle holds, or might consider holding, in Client accounts. Covered Persons who execute personal transactions in Securities or Equivalent Securities within an applicable blackout period may be required to cancel, liquidate or otherwise unwind the transaction and/or disgorge any profits realized in connection with the transaction.

Covered Persons who have any questions about the application of the blackout periods to a particular situation should contact Legal and Compliance before submission of a trade request.

The blackout periods below apply to both Securities and Equivalent Securities.

Caution: Because of the many variations and complexities of options transactions, Covered Persons are strongly encouraged to seek guidance from Legal and Compliance if they are unsure whether a particular option is deemed to be an Equivalent Security.

A. Blackout Periods

The blackout periods described below do not apply to: (i) Exempt Securities; or (ii) the transactions listed under Pre-Clearance Exemptions.

Orders Under Consideration

Covered Persons may not purchase or sell a Security or Equivalent Security if such person knows the Security or Equivalent Security is being considered for purchase or sale on behalf of a Client, even though no buy or sell orders have been placed at the time.

Same-Day Blackout Period

Access Persons may not purchase or sell a Security or Equivalent Security if there is a pending buy or sell order for a Client in the Security or Equivalent Security, until the order is executed or withdrawn.

Investment Persons may not purchase or sell the same Security or Equivalent Security on a day during which any Client executes a buy or sell in that same Security or Equivalent Security.

Note: If an Investment Person purchases or sells a Security or Equivalent Security and a Client purchases or sells the same Security or Equivalent Security, the Investment Person will be required to break that trade. All losses will be borne by the Investment Person and any profits may be required to be disgorged.

Seven-Day Blackout Period

For Investment Persons only, the purchase or sale of a Security or Equivalent Security are prohibited within seven calendar days before and after the purchase or sale of the relevant Security or Equivalent Security by a Client.

Short Sale of Securities

Investment Persons may not personally sell short a security held by the First Eagle Funds or an Advisory Client. This prohibition also applies to effecting economically equivalent transactions, including, but not limited to, sales of uncovered call options, purchases of put options while not owning the underlying security, and short sales of bonds that are convertible into equity positions, swaps or other derivatives.

De Minimis Transactions

Access Persons are not subject to a blackout period for De Minimis Transactions, as defined below. The De Minimis Exemption is not available to Investment Persons.

B. De Minimis Transactions

The following transactions by non-Investment Persons are defined as “De Minimis Transactions” under this Policy:

Purchases and sales of a Security or an Equivalent Security that, in the aggregate, do not exceed 1,000 shares per day in an issuer with a total market capitalization of $10 billion or greater at the time of investment.

Such transactions present little or no risk of conflict with Client transactions because they involve a relatively small number of highly liquid Securities. However, it should be noted that issuer market capitalization amounts often change from time to time. Accordingly, a Covered Person may purchase a Security that has a market capitalization of greater than $10 billion only to find out that they cannot sell the Security at a later date because the market capitalization has fallen below $10 billion and their sale would be during a blackout period in connection with a Client trade in the same Security or Equivalent Security. If a Covered Person is unsure whether a Security meets the market capitalization criteria, please contact Legal and Compliance.

Note: De Minimis Transactions are nevertheless (i) required to be pre-cleared and reported; and (ii) subject to a ban on short-term trading profits as described in the section “Ban on Short-Term Trading Profits.”

VII.	BLACKOUT PERIODS – FIRST EAGLE FUNDS

A personal trading blackout may be put in place in connection with shares of First Eagle Funds up until the release of certain information regarding the First Eagle Funds to the public. Reasons for a personal trading blackout with respect to a First Eagle Fund may include, but are not limited to: an upcoming change in portfolio management; a planned reorganization of a First Eagle Fund, including a merger into an existing First Eagle Fund; or an anticipated dissolution/liquidation of a First Eagle Fund. Please note that this type of information regarding the First Eagle Funds is confidential and must not be discussed with, or disclosed to, anyone outside of First Eagle.

Note: The blackout period applies to all share classes across all accounts in which Covered Persons are Beneficial Owners, including transactions in First Eagle 401(k) Plans if they are not effected through the firm’s automatic investment plan, such as rebalancing transactions and fund transfers.

Any transactions during the blackout period in a First Eagle Fund are considered a violation of this Policy and subject to remedial actions which may include, but not be limited to, personal trading bans and/or disgorgement of profits.

Covered Persons are notified of such a personal trading blackout for the First Eagle Funds in advance of the blackout period. Information pertaining to a firm-wide blackout period for a First Eagle Fund is posted under PTA Quicklinks.

VIII.	SHORT-TERM TRADING IN OPEN-END MUTUAL FUNDS

Covered Persons are prohibited from engaging in market timing (frequent trading) in shares of any mutual fund including the First Eagle Funds. Frequent trading (including exchanges) of mutual fund shares, also known as “market timing” may increase mutual fund transaction and administration costs and otherwise negatively affect a mutual fund’s investment program, possibly diluting a mutual fund’s value to its longer-term investors. The Board of Trustees of the First Eagle Funds have adopted a policy to deter inappropriate trading. The policy is set forth in the First Eagle Funds’ prospectus, which governs all trading activity in the First Eagle Funds.

Any activity that may be deemed to be frequent trading or market timing will be reviewed by the Legal and Compliance Department, who will refer instances to the Compliance Committee. The Compliance Committee, based upon its review, will take disciplinary action as it deems appropriate.

Covered Persons must also comply with the holding period policy of any mutual fund held, whether or not the mutual fund is part of the First Eagle Funds. Covered Persons are expected to abide by trading restrictions imposed by other mutual funds as described in the relevant prospectus.

IX.	BAN ON SHORT-TERM TRADING PROFITS

Frequent personal trading can distract a Covered Person from their job and, in turn, conflict with their fiduciary duty to Clients. Short-term trading increases the risks of front running and of abuse of confidential information. Access Persons and Investment Persons are prohibited from profiting from the purchase and sale (or in the case of derivatives, short sales or similar transactions, including the sale and purchase) of a Security or Equivalent Security within 60 calendar days.

A series of purchases and sales is measured on a last-in, first-out basis (“LIFO” accounting method) until all purchases and sales transactions of the same Security or Equivalent Security within a 60 calendar day period in a Reportable Account are matched. A purchase or sale is ordinarily deemed to occur on trade date. If the purchase is considered to be made on day 1, day 61 is the first day a sale of those Securities may be made at a profit.

Any short-term trade that violates this restriction may be required to be unwound and/or any profits realized on the transaction may be required to be disgorged.

The ban on short-term trading profits does not apply to the following:

•	Exempt Securities;

•	Broad Based ETFs or options on Broad Based ETFs; and

•	Broad Based Index Options and Index Futures.

X.	RESTRICTED/WATCH LISTS

From time to time, First Eagle may place restrictions on personal trading in the Securities of a company. Restrictions may be implemented, for example, to enhance an information barrier by preventing the appearance of impropriety in connection with trading, or by preventing the use or appearance of the use of inside information. Access Persons and Investment Persons are prohibited from trading in the Securities of any issuer on the firm’s restricted list if the restrictions apply to personal account dealings.

First Eagle may also place the Securities of a company on a watch list. In such cases, Legal and Compliance reviews any personal trading activity in the Securities of an issuer on the watch list on a post-trade basis and evaluates whether there is any appearance of impropriety with respect to the personal trades by that Access Person or Investment Person.

XI.	PUBLIC OFFERINGS

Covered Persons may not participate in initial public offerings of equity and equity-related Securities. Acquisitions of Securities in other public offerings are subject to pre-clearance procedures. Public offerings give rise to potential conflicts of interest that are greater than those present in other types of personal securities transactions since such offerings are generally only offered to institutional and retail investors who have a relationship with the underwriters involved in the offering. In order to preclude any possibility of a Covered Person profiting from his/her position with First Eagle, the following rules apply to public offerings.

Initial Public Offerings (“IPO’s”) – Equity Securities

As noted above, Covered Persons are prohibited from purchasing equity and equity related Securities in an IPO (including initial offerings of closed-end funds).

Note: This prohibition does not apply to Exempt Securities or to investments in public offerings if such an investment is available as a result of the Covered Person’s existing investment in a Private Placement. However, any such investments are subject to prior review and approval by the Covered Person’s Department Manager and are subject to Legal and Compliance review.

Secondary Offerings – Equity Securities

Subject to pre-clearance approval and other provisions of this Code, Covered Persons are generally permitted to purchase equity and equity related Securities in secondary offerings of those Securities, unless First Eagle is participating in the offering on behalf of its Client accounts.

Debt Offerings

Subject to pre-clearance approval, Covered Persons are generally permitted to purchase debt Securities in public offerings of those Securities, unless First Eagle is participating in that offering on behalf of its Client accounts. Covered Persons can-

not participate in any public offering of debt Securities if First Eagle is participating in the offering on behalf of its Client accounts unless it is an Exempt Security.

XII.	PRIVATE PLACEMENTS

Acquisitions of Securities in a Private Placement are subject to special pre-clearance procedures. Private Placements typically include investments in hedge funds, PIPEs and limited partnerships. Prior approval is required by the Covered Person’s department manager and this approval must be submitted for review to the Legal and Compliance Department. The form for this purpose is located in the personal trading system. In determining whether to grant approval, the following should be considered but not limited to:

•	Whether the investment opportunity should be reserved for Clients;

•	Whether the opportunity to invest has been offered to a Covered Person solely by virtue of their position at First Eagle; or

•	Whether the opportunity to invest could be considered a favor or gift designed to influence a Covered Person’s judgment as an employee of First Eagle or as compensation for services rendered to the issuer.

Note: A Covered Person must provide documentation confirming their investment in an approved Private Placement to the Legal and Compliance Department upon completion of their investment. The Covered Person must also notify, in advance, Legal and Compliance if there are any changes in the circumstances of their Private Placement investment (e.g., additional contributions, liquidation or dissolution of the company). Additional contributions to an existing Private Placement must be pre-cleared as new Private Placement investments. For IPOs stemming from an existing Private Placement, refer to the section “Public Offerings.”

Investment Persons who have acquired Beneficial Ownership of Securities in a Private Placement, must disclose the investment when playing a part in any consideration of an investment by a Client in the issuer of the Securities. Any decision to make such an investment must be independently reviewed by the Head of a Covered Person’s Investment Team or by a portfolio manager who does not have Beneficial Ownership of any Securities of the issuer. The Legal and Compliance Department must also be consulted in such instances.

XIII.	REPORTABLE ACCOUNTS

A. Accounts Required to be Reported

The following personal accounts are required to be reported to Legal and Compliance: (i) upon hire; (ii) upon a change in a Covered Person’s category from Non-Access Person to Access Person or Investment Person; (iii) at the time a new account is opened; and (iv) annually, as described in the section “Initial and Annual Reporting and Certification Requirements”:

1.	Accounts in the name of, or for the direct or indirect benefit of:

(a) A Covered Person; or

(b) A Covered Person’s spouse, domestic partner, minor children and any other person to whom a Covered Person provides significant financial support, as well as to transactions in any other account over which they exercise investment discretion or trading authority, regardless of Beneficial Ownership.

2.	Accounts that are fully managed by a third party where a Covered Person does not directly or indirectly influence or control investment selections for the account through recommendation, advice, pre-approval or otherwise (i.e., suggest or direct any particular purchase or sale of securities or consult a particular allocation of investments to be made). Note: Covered Persons will be required to provide documentation to verify that the account is fully managed by their broker or financial adviser and they will be required to execute an initial attestation and annual certification thereafter.

3.	Accounts that have the ability to hold Reportable Securities, even if the account currently only holds Exempt Securities. Example: If a Covered Person has a 401(k) Plan with a prior employer that includes a First Eagle Fund as an investment option, the account is required to be reported regardless of whether a Covered Person holds that particular First Eagle Fund in their account.

Examples of the types of accounts that a Covered Person must report if the account holds Reportable Securities or has the ability to hold Reportable Securities include, but are not limited to, the following:

•	Brokerage Accounts;

•	Individual Retirement Accounts (“IRAs”), including but not limited to, Traditional IRAs, Rollover IRAs, Contributory IRAs, Roth IRAs, SEP IRAs and SIMPLE IRAs;

•	401(k) Plans and Other Retirement and Savings Accounts;

•	Employee Stock Purchase Plans;

•	Automatic Investment Plans;

•	Dividend Reinvestment Plans;

•	Direct Stock Purchase Plans;

•	Deferred Compensation Plan Accounts;

•	Custodial Accounts;

•	Trust Accounts;

•	Variable Annuity Accounts; and

•	529 College Savings Plans.

If a Covered Person is unsure whether an account is required to be reported, please contact Legal and Compliance for guidance.

B. Reporting of Transactions - Designated Broker-Dealers

SEC Rules 204A-1 and 17j-1 require an adviser’s employees who have been designated as Access Persons and Investment Persons to provide quarterly reports of their personal securities transactions no later than 30 days after the close of each calendar quarter.

To assist Covered Persons with this reporting requirement, First Eagle permits maintaining Reportable Accounts with broker-dealers that provide electronic feeds into the personal trading system as “Designated Broker-Dealers.” A list of First Eagle’s Designated Broker-Dealers is posted under PTA Quicklinks. Legal and Compliance receives automated trade confirmations and/or account statements directly from these broker-dealers, thereby eliminating the need for a Covered Person or Covered Person’s broker-dealer to submit copies of these documents in paper format. At the end of each calendar quarter, Covered Persons are required to review their Securities transactions via the personal trading system and affirm their accuracy.

Access Persons and Investment Persons are required to maintain their Reportable Accounts with a Designated Broker-Dealer, unless they have submitted an exception request in writing and received prior approval from Legal and Compliance to maintain the account(s) with a non-Designated Broker-Dealer. For more information, please refer to the section “Reporting of Transactions – Non-Designated Broker-Dealers.”

Temporary Employees, however, are not subject to this requirement and may hold accounts outside of Designated Broker-Dealers without obtaining prior approval.

Note: If a Covered Person opens a new account with a Designated Broker-Dealer, they must promptly notify Legal and Compliance in writing of the new account and provide account details.

C. Reporting of Transactions - Non-Designated Broker-Dealers

Certain limited exceptions may be granted that would allow a Covered Person to maintain a Reportable Account with a non-Designated Broker-Dealer. For example, an exception may be granted based on the type of the account (e.g., a 401(k) account with a prior employer, a spousal 401(k) account with the spouse’s employer, an employee stock purchase plan account or a direct stock purchase plan account). An exception may also be granted if a Covered Person’s spouse works for another investment adviser or broker-dealer with their own designated or preferred broker-dealer requirement.

Prior to opening an account with a Non-Designated Broker-Dealer, a Covered Person must submit a request in writing to Legal and Compliance. The notification must include the name of the broker-dealer, the type of account and the reason(s) for requesting the exception. Legal and Compliance will notify the Covered Person as to whether their request was approved or denied. If the Covered Person is a new Access Person or Investment Person, they are required to transfer their Reportable Account(s) to a Designated Broker-Dealer within a reasonable period of time from the commencement of their employment with First Eagle or from the date they become an Access Person or Investment Person resulting from a change in their category classification, unless they have been granted an exception for the account(s).

Covered Persons are required to submit duplicate trade confirmations and/or account statements, either on a monthly basis or on a quarterly basis (depending on the time frame for which a statement is generated by the broker-dealer), to Legal and Compliance no later than 30 days after the end of the calendar month or calendar quarter, as applicable. Legal and Compliance will send an NYSE Rule 407/ FINRA Rule 3050 Letter to the broker-dealer requesting these documents. In the event that the broker-dealer is unable to routinely mail the documents to First Eagle through such a letter, Covered Persons are required to provide the documents to Legal and Compliance by the deadline. At the end of each calendar quarter, Covered Persons will be required to review the securities transactions via the personal trading system and affirm their accuracy. If the circumstances of the non-Designated Broker-Dealer account change in any way, it is the Covered Person’s responsibility to notify Legal and Compliance immediately. Please note that the nature of the change in circumstances reported may cause the Designated Broker-Dealer exception to be revoked. Also note that an exception request must be made for each account to Legal and Compliance. Covered Persons may not assume that because an exception was granted in one instance that they would necessarily be permitted to open a new account with the same non-Designated Broker-Dealer or another non-Designated Broker-Dealer.

First Eagle treats all trade confirmations and account statements as confidential and only discloses such information to the personal trading system vendor, in connection with an audit request, during an exam or upon a request by a regulatory authority.

XIV.	REPORTING AND CERTIFICATION REQUIREMENTS

Under SEC Rule 204A-1, advisers must provide each supervised person with a copy of the Code of Ethics and any amendments. The Code of Ethics must also require each supervised person to acknowledge its receipt, in writing. In addition, Access Persons and Investment Persons are required to provide a complete report of their respective Securities holdings at the time the person becomes an Access Person or an Investment Person and at least once a year thereafter. The information supplied must be current as of a date not more than 45 days prior to the individual becoming an Access Person or an Investment Person (initial report) or prior to the date the report is submitted (annual report). Legal and Compliance provides Covered

Persons with notification of, and instructions pertaining to, their initial and annual reporting and certification requirements.

Access Persons and Investment Persons

Within 10 days of becoming an Access Person or an Investment Person (either following the commencement of employment with First Eagle or due to a change in their category classification), Access Persons and Investment Persons are required to (1) certify their receipt and understanding of and compliance with the Code; and (2) complete an initial report of personal Securities holdings and accounts and submit the report, along with any relevant documentation as requested by Legal and Compliance.

On an annual basis, Access Persons and Investment Persons are required to (1) re-certify their understanding of and compliance with the Code; (2) provide information regarding their Securities holdings; and (3) certify to a list of their current Reportable Accounts.

Non-Access Persons

Within 10 days of becoming a Non-Access Person (either following the commencement of employment with First Eagle or due to a change in category classification), Non-Access Persons are required to certify their receipt and understanding of and compliance with the Code.

On an annual basis, Non-Access Persons are required to re-certify their understanding of and compliance with the Code.

Disinterested Directors

Disinterested Directors are required to report, with respect to any Securities transaction in which they have Beneficial Ownership, if they knew, or in the ordinary course of fulfilling their official duties as Disinterested Directors, should have known, that 15 days immediately before or after the date of their transaction, the Security or Equivalent Security was purchased or sold by a First Eagle Fund or considered for purchase or sale by a First Eagle Fund. Such report shall be made not later than 30 days after the calendar quarter in which any Securities transaction was effected.

XV.	EXEMPTIONS FROM THIS POLICY

A Covered Person may apply for an exemption from a provision of this Policy by making a request in writing to Legal and Compliance. The request must fully describe the basis upon which the request is being made. As part of the consideration process, the CCO (or designee) will determine if a Client may be disadvantaged by the request and consider any other relevant factors in deciding whether to grant or deny the request.

No exemptions may be granted for those sections of this Policy that are mandated by Rule 17j-1 or Rule 204A-1.

XVI.	CONSEQUENCES OF VIOLATIONS OF THIS POLICY

Compliance with this Policy is considered a basic condition of employment with the firm. First Eagle takes this Policy and Covered Persons’ obligations under it very seriously. Any violation of this Policy may constitute grounds for remedial action, which may include, without limitation: a letter of caution, warning or censure, recertification of the Code, disgorgement of profits,1 suspension of trading privileges, termination of officer title, and/or suspension or termination of employment. Situations that are questionable may be resolved against a Covered Person’s personal interests. Violations of this Policy may also constitute violations of law, which could result in criminal or civil penalties for a Covered Person and First Eagle.

In addition, the Federal Securities Laws require companies and individual supervisors to reasonably supervise Covered Persons with a view toward preventing violations of law and violations of a company’s Code. As a result, all Covered Persons who have supervisory responsibility should endeavor to ensure that the Covered Persons they supervise, including Temporary Employees, are familiar with and remain in compliance with the requirements of this Policy.

XVII.	REPORTING OF VIOLATIONS

Violations of this Code must be reported to the CCO (or designee). As required by Rule 17j-1, in connection with any First Eagle Fund, the CCO (or designee) will report, on a quarterly basis or as needed, any material violations of this Policy to the First Eagle Funds’ Board of Trustees.

XVIII.	QUESTIONS CONCERNING THIS POLICY

Given the seriousness of the potential consequences of violations of this Policy, all Covered Persons are urged to seek guidance with respect to issues that may arise. Determining whether a particular situation may create a potential conflict of interest, or the appearance of such a conflict, may not always be easy, and situations inevitably arise from time to time that require interpretation of this Policy as related to particular circumstances. If a Covered Person is unsure whether a proposed transaction is consistent with this Policy, please consult with Legal and Compliance.

XIX.	CODE OF ETHICS CONTACT INFORMATION

For purposes of this Policy, the contact information is as follows:

•	Personal Trading Helpline: (212) 373-5488; or

•	Outlook Group E-Mail Address: FEIM.Compliance@FEIM.com

1 Any profits realized as a result of personal transactions that violate the Code may be required to be disgorged to a charity or charitable foundation selected by First Eagle, in its sole discretion.

XX.	DEFINITIONS

The following definitions apply to terms that appear in this Policy. Additional definitions are contained in the text itself.

1940 Act

The Investment Company Act of 1940, as amended, and the rules and regulations thereunder

Access Person

Any employee, director, trustee, officer, general partner of First Eagle or any Advisory Person of First Eagle, or anyone who has access to non-public information regarding the First Eagle Funds’ or Advisory Clients purchase or sale of securities and is under First Eagle’s supervision and control. For Disinterested Directors of the First Eagle Funds, see “Application of the Code to Disinterested Directors.”

Advisers Act

The Investment Advisers Act of 1940, as amended, and the rules and regulations thereunder.

Advisory Clients

Clients, other than First Eagle Funds, for whom FEIM serves as an adviser or sub-adviser including, but not limited to, private funds and private pooled vehicles.

Advisory Person

Any employee of First Eagle who, in connection with their regular function or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by a Client and whose functions relate to the making of any recommendations with respect to such purchases or sales, and shall include any natural person control relationship with the First Eagle Funds or FEIM who obtains information concerning recommendations made to Clients with regard to the purchase or sale of a security.

Beneficial Ownership

For purposes of this Policy, Beneficial Ownership is interpreted in the same way as it would under Rule 16a-1(a)(2) of the Exchange Act, and the rules thereunder. A Covered Person is considered to have Beneficial Ownership of Securities if they have or share a direct or indirect Pecuniary Interest in the Securities. Through indirect Pecuniary Interest, a Covered Person will generally be deemed to have Beneficial Ownership of Securities held by members of their immediate family sharing the same household and other individuals for whom the Covered Person provides significant economic support, and Securities held in investment vehicles for which the Covered Person serves as general partner or managing member, among other circumstances. See the definition of “Pecuniary Interest” below.

A Covered Person is also considered to have Beneficial Ownership of Securities held in a trust where (i) they act as trustee and either their or members of their immediate family have a vested interest in the principal or income of the trust; or (ii) the Covered Person acts as settlor of a trust, unless the consent of all of the beneficiaries is required in order for the trust to be revoked.

Broad Based Market Exchange Traded Fund (“BB ETF”)

Generally, an index designed to reflect the movement of an entire market. BB ETFs will have a minimum of 30 securities with no one security representing more than 25% of the index at the time of purchase.

Clients

Collectively, the First Eagle Funds, sub-advised Funds and Advisory Clients (each, a “Client”).

Control

Shall have the same meaning as set forth in Section 2(a)(9) of the 1940 Act.

Designated Broker-Dealer

A broker-dealer that directly provides First Eagle with automated trade confirmations and/or account statements for Covered Persons.

Disinterested Director

Disinterested Director of the First Eagle Funds shall mean a director or trustee thereof who is not an “interested person” of the First Eagle Funds within the meaning of Section 2(a)(19) of the Act.

Equivalent Security

An “Equivalent Security” for purposes of this Policy means any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to the value of the underlying Security, or similar Securities with a price derived from the value of the underlying Security.

ETF

An exchange-traded fund (ETF) is an investment vehicle that has many of the attributes of mutual funds but trades throughout the day on an exchange like a stock.

Exchange Act

Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

Federal Securities Laws

Including without limitation, the Investment Advisers Act of 1940, the Investment Company Act of 1940, the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the Gramm-Leach-Bliley Act, the Dodd-Frank Act of 2010, any rules adopted by the SEC and other regulatory bodies under these statutes, the U.S.A. Patriot Act and Bank Secrecy Act as they apply to mutual funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of Treasury.

First Eagle

FEIM, FEF Distributors, LLC and the First Eagle Funds (individually or collectively, as the context may require).

First Eagle Funds

The First Eagle Family of Funds (each a “First Eagle Fund” and collectively, the “First Eagle Funds”).

IPO

An initial public offering, also referred to as a “new issue” under Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5130, means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the requirements of Section 13 or 15(d) of the Exchange Act to file public periodic reports with the SEC.

Narrow-Based Security Indices for Futures

As set out by the NFA/CFTC (which is different from how we determine narrow-based indices for ETFs) an index is considered a narrow-based security index if it has any one of the following characteristics:

•	The index consists of nine or fewer component securities;

•	One stock constitutes more than 30% of the index’s weightings;

•	The five highest weighted stocks comprise more than 60 percent of the index’s weightings; or

•	Securities in the lowest 25% of the index’s weighting fall below specified thresholds of average daily trading volume.

Non-Public Information

Non-Public Information is information which has not been made available to investors generally. Information received in circumstances indicating that it is not yet in general circulation or when the recipient knows or should know that the information can only have been provided by an “insider” is also Non-Public Information.

NYSE

New York Stock Exchange

Pecuniary Interest

A Covered Person has a Pecuniary Interest in Securities if they have the opportunity to directly or indirectly benefit or share in any profit derived from a transaction in the Securities. The following are examples of an indirect pecuniary interest in Securities:

•	Securities held by members of a Covered Person’s immediate family sharing the same household unless it can be established that profits derived from transactions in these Securities do not provide the Covered Person with any economic benefit, subject to review and approval by Legal and Compliance. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and includes any adoptive relationship;

•	Securities held by any individual for whom the Covered Person provided significant economic support during the immediately preceding 12-month period, even if such individual does not share the same household;

•	A Covered Person’s interest as a general partner in Securities held by a partnership; or

•	A Covered Person’s interest as a managing-member in the Securities held by a limited liability company.

A Covered Person does not have a pecuniary interest in the Securities held by a corporation or similar entity in which they hold an equity interest, unless the Covered Person is a controlling shareholder of the entity or has or shares investment control over the Securities held by the corporation or similar entity.

PIPEs

Private investments in public equities.

Policy

This Personal Securities Transactions Policy, also referred to as the Code of Ethics.

Private Placements

A private placement is an offering of securities that is exempt from registration under various laws and rules, such as the Securities Act, including investments in limited partnerships and hedge funds. Although private placements are subject to the Securities Act, the Securities offered do not have to be registered with the SEC if the issuance of the securities conforms to an exemption from registration as set forth in the Securities Act and SEC rules.

Reportable Account

An account that is required to be reported by Covered Persons under this Policy.

SEC

Securities and Exchange Commission.

SEC Rule 204A-1

Rule 204A-1 under the Advisers Act, also known as the “Code of Ethics Rule.”

Securities Act

Securities Act of 1933, as amended, and the rules and regulations thereunder.

Security

The term “Security”, as defined in Section 202(a)(18) of the Advisers Act, means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

For purposes of this Policy, commodities, futures and options traded on a commodities exchange, including currency futures, are not Securities. However, securities futures, financial futures and futures and options on narrow-based security indices of securities are Securities.

Security Future

A security future product is a future whose underlying instrument is either a single security or a narrow-based security index.

Temporary Employee

An intern, consultant or person working on a contract basis, each for a period of 120 days or less.

Amended: April 1, 2017; October 2014; September 2012; April 2012

First Eagle Investment Management, LLC 1345 Avenue of the Americas, New York, NY 10105-0048

www.feim.com